EXHIBIT 99.1

THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters

27700B sw parkway avenue

wilsonville

oregon

97070

503.685.8888

800.294.6400

www.infocus.com

For Immediate Release

Public Relations Contacts:	Investor Relations Contact:
Pam Judge	Mike Yonker
InFocus Corporation	InFocus Corporation
503.570.8337	503.685.8603
pam.judge@infocus.com	mike.yonker@infocus.com

Stacy Doyle
Edelman
503.471.6806
stacy.doyle@edelman.com

InFocus Announces Resignation of Senior Vice President—General Manager of Lines of Business

WILSONVILLE, OR (June 17, 2005)—InFocus® Corporation (Nasdaq:INFS), the worldwide leader in digital projection technology and services, announced today the resignation of Amar Samra, Senior Vice President and General Manager of InFocus’ Lines of Business.  In his resignation letter Mr. Samra cited personal reasons for his resignation.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, ultra-thin microdisplay televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, ASK, Proxima, ASK Proxima, LiteShow, ScreenPlay and LP are trademarks or registered trademarks of InFocus Corporation or its subsidiaries in the United States and other countries.  Digital Light Processing and DLP are trademarks of Texas Instruments.